Consumer Tech Veteran John Lilly Joins Duolingo Board of Directors

PITTSBURGH, December 14, 2021 -- Duolingo, Inc. (Nasdaq: DUOL), the world's leading mobile language learning platform, announced today that it has named John Lilly as a new independent board director and member of the Compensation and Leadership Committee.
Mr. Lilly has had a prominent career, spanning over 25 years, during which he’s held various leadership roles in consumer and enterprise technology. He is a venture partner at Greylock Partners, where he led investments in Instagram, Dropbox, Tumblr, Figma and Quip, among others. John is the former CEO and Board Member of Mozilla, the organization behind Firefox, the open-source Web browser. He also co-founded Reactivity, an internet security infrastructure company acquired by Cisco in 2007, where he served as founding CEO and later CTO. Earlier in his career, John held positions on the executive team at Trilogy Software and as a Senior Scientist in Apple’s research labs.
He currently serves on the Board of Directors of Figma, Caffeine, Clockwise, Code for America, Voting Works and Nuro. He previously served on the Boards of Directors of TripIt, CenterRun, Mozilla, and Reactivity.
“Duolingo is firmly committed to providing universal access to the world’s best education,” said Luis von Ahn, Co-Founder and CEO of Duolingo. “John’s deep digital expertise, leadership roles, and proven track record of driving transformational initiatives for consumer technology companies will be a valuable addition to our Board of Directors.”
John holds a BS in Computer Systems Engineering and an MS in Computer Science with a focus on Human-Computer Interaction, both from Stanford University. He is currently a Lecturer at Stanford’s Graduate School of Business and was previously a Consulting Assistant Professor at Stanford’s d.school.
He is a co-inventor on seven United States patents.

About Duolingo
Duolingo is the leading mobile learning platform globally, offering courses in 40 languages to approximately 40 million monthly active users. With over 500 million downloads, its flagship app has organically become the world's most popular way to learn languages and the top-grossing app in the Education category on both Google Play and the Apple App Store. With technology at the core of everything it does, Duolingo has consistently invested to provide learners a fun, engaging, and effective learning experience while remaining committed to its mission to develop the best education in the world and make it universally available.

Contact Information

Investors:
Deborah Belevan, IRC, CPA
VP of Investor Relations
ir@duolingo.com

Media:
Sam Dalsimer
Global Head of Communications
press@duolingo.com